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                                 PRESS RELEASE
                                 -------------

                                                        Premier Bancshares, Inc.
                        Darrell D. Pittard, Chairman and Chief Executive Officer
                                                                  (404) 814-3090


                                            Central and Southern Holding Company
                         Robert C. Oliver, President and Chief Executive Officer
                                                                  (912) 452-5541

               Premier Bancshares, Inc. and Central and Southern
      Holding Company Announce the Execution of a Definitive Agreement to
                     Merge the two Bank Holding Companies

              -- First Alliance/Premier Bancshares, Inc. Changes
                      Name to Premier Bancshares, Inc. --

        Atlanta, GA; February 4, 1997--Premier Bancshares, Inc. (formerly known as First Alliance/Premier Bancshares, Inc.) and Central and Southern Holding Company today jointly announced that they have executed a definitive agreement to merge the two bank holding companies, creating a company with combined assets at December 31, 1996, of approximately $520,000,000.

        As outlined in the definitive agreement, Premier Bancshares Inc. will undertake a 1.8 for one stock split prior to the consummation of the merger, after which shares of Central and Southern Holding Company will be exchanged on a one for one basis for shares of Premier Bancshares. This transaction will result in Central and Southern shareholders receiving approximately 46% of the combined institution's 7,903,000 common shares outstanding.

        Premier Bancshares, Inc. is a bank and thrift holding company with four subsidiaries serving the greater metropolitan Atlanta area: First Alliance Bank, the largest community bank in Cobb County with five offices; Premier Bank with three offices in Cobb, DeKalb, and Gwinnett Counties; Premier Lending, the third largest mortgage lender in metropolitan Atlanta with six mortgage offices in Cobb, DeKalb, Gwinnett and Henry Counties, and a sizable commercial finance division located in Fulton County; And Alliance Finance, a consumer finance company with two offices in Cobb and Paulding Counties.

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        First Alliance/Premier Bancshares was traded on the NASDAQ Small Cap
Market under the trading symbol "FABC" until January 10, 1997, when the stock moved to the American Stock Exchange and assumed the trading symbol "PMB". Effective today, February 4, 1997, the name of First Alliance/Premier Bancshares, Inc. changed to Premier Bancshares, Inc.

        Central and Southern Holding Company is a bank and thrift holding company, headquartered in Milledgeville, Georgia, with two subsidiaries: The Central and Southern Bank of Georgia, the largest bank in Baldwin County, with three offices in Milledgeville; and The Central and Southern Bank of North Georgia, FSB, with three offices in Greensboro, Winder, and Gainesville, Georgia. Central and Southern is traded in the over-the-counter market under the symbol "CSBC" and is listed in the NASDAQ National Market Issues.

        Upon consummation of the merger, J. Edward Mulkey, Jr., President and Chief Operating Officer of Premier Bancshares, will assume the role as Vice Chairman of the holding company and will continue as President and CEO of Premier Bank. Robert C. Oliver, President of Central and Southern Holding Company will be elected President and Chief Operating Officer of Premier Bancshares upon completion of the merger. Oliver will also remain as President of The Central and Southern Bank of Georgia. Darrell D. Pittard will continue as Chairman and Chief Executive Officer of Premier Bancshares following the merger with Central and Southern Holding Company.

        Consummation of the merger is anticipated in the second quarter of 1997 and remains subject to the approval of regulatory authorities and stockholders of both organizations. Additional financial information may be obtained from Frank H. Roach, Chief Financial Officer of Premier Bancshares, at (404) 814-3090, or from Michael Ricketson, Chief Financial Officer of Central and Southern Holding Company, at (912) 452-5406.